Exhibit 99.1

Egalet Reports First Quarter 2017 Financial Results

—Company to webcast from investor event today in New York—

Wayne, Penn. — May 10, 2017 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, is hosting analysts and investors at a meeting today in New York where financial results for the first quarter ended March 31, 2017 will be reviewed.

Highlights from first quarter include:

•                  Received U.S. Food and Drug Administration (FDA) approval on January 9, 2017 of ARYMO® ER (morphine sulfate) extended-release (ER) tablets C-II for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate;

•                  Internalized, expanded and deployed two teams of territory managers, one team promoting SPRIX® (ketorolac tromethamine) Nasal Spray and the other team promoting OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and ARYMO ER, in conjunction with the launch of ARYMO ER on March 30, 2017;

•                  Grew SPRIX Nasal Spray and OXAYDO prescriptions 14 percent and added over 550 new SPRIX prescribers and almost 400 new OXAYDO prescribers from the fourth quarter of 2016 to the first quarter of 2017;

•                  Received FDA acceptance on April 18, 2017 of file for prior approval supplement for OXAYDO 10 and 15 mg dosage strengths;

•                  Closed $40 million second tranche of the $80 million senior secured debt financing previously announced on August 31, 2016; and

•                  Augmented board of directors with the addition of industry veterans, Andrea Heslin Smiley, chief executive officer of VMS BioMarketing, and Elaine Hochberg, former chief commercial officer of Forest Laboratories.

“The first quarter of 2017 began with the approval of ARYMO ER, the first product developed using our proprietary Guardian Technology, and ended with the deployment of the sales force to educate target health care providers on the risks and benefits of ARYMO ER,” said Bob Radie, president and chief executive officer of Egalet. “During the first quarter we saw growth continue with both SPRIX and OXAYDO and we believe our new sales force structure that was deployed at the end of the quarter should maximize the potential opportunity for all three of our products.”

First Quarter 2017 Financial Results:

•                  Cash Position: As of March 31, 2017, Egalet had cash and marketable securities totaling $105.3 million.

•                  Net Revenue: Total net revenue was $5.4 million for the quarter ended March 31, 2017 compared to $2.7 million for the quarter ended March 31, 2016. There were net product sales of $5.4 million for the quarter ended March 31, 2017 compared to $2.6 million for the quarter ended March 31, 2016.  Collaboration revenues for the quarter ended March 31, 2016 were $100,000.

•                  Cost of Sales: Cost of sales was $1.3 million for the quarter ended March 31, 2017 and $882,000 for the quarter ended March 31, 2016.  Cost of sales for the quarter ended March 31, 2017 reflected the average cost of inventory produced and dispensed to patients and included a write down of SPRIX inventory.

•                  G&A Expenses: General and administrative expenses increased to $8.5 million for the quarter ended March 31, 2017 from $6.0 million for the same period in 2016. This was primarily attributable to increases in employee salary and benefits and increases in professional and administrative fees. In the first quarter of 2016, expenses were lower by approximately $800,000 due to a refund of a regulatory fee.

•                  S&M Expenses: Sales and marketing expenses increased to $9.3 million for the quarter ended March 31, 2017 from $6.2 million for the quarter ended March 31, 2016. This increase was primarily attributable to the expansion of our commercial organization, costs associated with the internalization of our previously contracted sales organization in January 2017 and launch preparation expenses related to ARYMO ER.

•                  R&D Expenses: Research and development expenses increased to $6.5 million for the quarter ended March 31, 2017 from $6.1 million for the quarter ended March 31, 2016. The increase was driven primarily by increases in development costs for Egalet-002 and employee salary and benefits, offset by decreases in development costs for ARYMO ER and OXAYDO.

•                  Interest Expense: Interest expense increased to $4.5 million for the quarter ended March 31, 2017 from $2.3 million for the same period in 2016. The increase in interest expense for the quarter ended March 31, 2017 was primarily attributable to the 13% Senior Secured Notes, issued in August 2016 and January 2017.

•                  Net Loss: Net loss for the quarter ended March 31, 2017 was $25.4 million, or $1.02 per share, compared to a net loss of $18.5 million, or $0.76 per share, for the quarter ended March 31, 2016.

About Investor Day

Egalet is hosting an investor day in New York City with members of management and a panel of leading healthcare providers, Drs. Jeffrey Fudin, Jeffrey Goldstein and Richard Rauck. For more information about the event, please contact ir@egalet.com.  The event is by invitation only.

Earnings Webcast Information

Egalet’s management will host a live webcast to discuss the first quarter financial results today:

Date:              Wednesday, May 10, 2017

Time:             12:45 to 3:15 p.m. EST

Webcast:       http://egalet.investorroom.com/eventsandwebcasts.egalet.com

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use only —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com. For additional information on Egalet, please visit egalet.com.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include expectations of maximizing the potential opportunity for our products through our deployment of our new salesforce structure, are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; Egalet’s ability to execute on its sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and the Risk Factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Egalet’s views only as of the date hereof. Egalet anticipates that subsequent events and developments may cause its views to change. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications

Email: bcs@egalet.com
Tel: 917-432-9275

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2017
Revenues
Net product sales	$2,563	$5,427
Collaboration revenues	100	—
Total revenue	2,663	5,427

Cost and Expenses
Cost of sales (excluding amortization of product rights)	882	1,325
Amortization of product rights	501	503
General and administrative	5,998	8,491
Sales and marketing	6,202	9,258
Research and development	6,119	6,520
Total costs and expenses	19,702	26,097
Loss from operations	(17,039)	(20,670)

Other (income) expense:
Change in fair value of derivative liability	(610)	(12)
Interest expense, net	2,309	4,534
Other gain	(3)	181
Loss (gain) on foreign currency exchange	(2)	—
	1,694	4,703
Loss before provision (benefit) for income taxes	(18,733)	(25,373)
Provision (benefit) for income taxes	(185)	—
Net loss	$(18,548)	$(25,373)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.76)	$(1.02)
Weighted-average shares outstanding, basic and diluted	24,406,247	24,766,147

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2016	March 31, 2017
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,355	$26,987
Marketable securities, available for sale	42,471	78,357
Accounts receivable	1,108	5,410
Inventory	1,700	1,511
Other current assets	—	197
Prepaid expenses and other current assets	2,537	1,378
Other receivables	1,001	1,049
Total current assets	93,172	114,889
Intangible assets, net	8,350	7,882
Property and equipment, net	12,709	11,857
Deposits and other assets	627	705
Total assets	$114,858	$135,333
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,392	6,598
Accrued expenses	18,147	15,033
Deferred revenue	3,975	6,175
Debt - current	381	428
Total current liabilities	24,895	28,234
Debt - non-current portion, net	83,711	123,380
Deferred income tax liability	23	23
Derivative liability	12	—
Other liabilities	891	849
Total liabilities	109,532	152,486

Stockholders’ equity (deficit)
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2016 and March 31, 2017; 25,189,125 and 25,407,427 shares issued and outstanding at December 31, 2016 and March 31, 2017, respectively	25	26
Additional paid-in capital	230,379	233,941
Accumulated other comprehensive (loss) income	100	194
Accumulated deficit	(225,178)	(251,314)
Total stockholders’ equity (deficit)	5,326	(17,153)
Total liabilities and stockholders’ equity	$114,858	$135,333